UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One):

 |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

     For Period Ended: Quarter ended March 31, 1998
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: __________________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

METROPOLITAN HEALTH NETWORKS INC.
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Full Name of Registrant

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Former Name if Applicable

5100 Town Center Circle, Suite 560
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Address of Principal Executive Office (Street and Number)

Boca Raton, Florida 33486
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  /X /  | (a) The reasons  described in  reasonable  detail in Part III of this
        |     without  unreasonable form could not be  eliminated effort or
        |     expense;
        |
  /X /  | (b) The subject annual report,  semi-annual  report,  transition
        |     report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or
        |     portion thereof, will be filed on or before the fifteenth calendar
        |     day following the  prescribed  due date;  or the calendar day
        |     following the prescribed due date; and subject  quarterly report
        |     of transition report on Form 10-Q, or portion thereof will be

        |     filed on or before  the  fifth calendar day following the
        |     prescribed due date; and
        |
  /  /  | (c) The accountant's  statement or other exhibit required by Rule
        |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-QSB could not be filed within the prescribed time because of additional time required by Registrant's management to provide certain information and to complete its financial statements to be included in such Form 10-QSB


                                                                 SEC 1344 (6/94)
PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Dnald B. Cohen                         561            416-9484
    ________________________________________ _________  ________________________
            (Name)                          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the

    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                     METROPOLITAN HEALTH NETWORKS, INC.
                                    ____________________________________________
                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  5/14/98                       By: /s/ DONALD B. COHEN
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                                            DONALD B. COHEN